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Exhibit 99.1


NEWSRELEASE                                                      [WILLIAMS LOGO]


NYSE: WMB                                               LEADING ENERGY SOLUTIONS
--------------------------------------------------------------------------------
DATE:      June 18, 2002

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
CONTACT:   Carol Ward                    Jay Henderson                      Richard George
           Williams (media relations)    Williams (investor relations)      Williams (investor relations)
           (918) 573-5665                (918) 573-3879                     (918) 573-3679
           CAROL.WARD@WILLIAMS.COM       JAY.HENDERSON@WILLIAMS.COM         RICHARD.GEORGE@WILLIAMS.COM
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       WILLIAMS ANNOUNCES INTENTION TO OFFER FOR SALE ITS U.S. REFINERIES

               AS NEXT MAJOR STEP IN FINANCIAL STRENGTHENING PLAN


         TULSA, Okla. - Williams (NYSE:WMB) today announced it plans to offer for sale its Memphis and Alaska refineries and related petroleum assets. It is estimated the businesses will be sold by the end of this year for more than $1 billion.

         "This represents great potential for Williams to take another major step toward achieving our previously announced plan to significantly enhance our financial strength and flexibility," said Steve Malcolm, chairman, president and CEO. "Because of their unique nature, these assets provide an opportunity to move quickly and at a scale that would allow very significant progress toward creating a solid financial foundation for the future."

         Malcolm said that while the businesses have performed well, "they are niche refineries that we believe would be of much greater value to companies whose core business is refining. We have decided to deploy Williams' future growth capital across a more tightly focused portfolio of energy businesses."

         Williams made today's announcement in response to increasing industry interest in its refining assets in light of the company's previous announcements that it plans to sell approximately $3 billion in assets. Asset sales are but a part of an overall plan that is designed to create a net $8 billion improvement in the


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company's finances in the next year. To date, Williams has made nearly $5 billion in progress on its plan to improve its finances.

         "We've received numerous expressions of interest and one unsolicited offer to purchase our refining and marketing businesses in Tennessee and Alaska," said Phil Wright, president and CEO of Williams' energy services unit. "These are two unique refining and marketing enterprises that have consistently delivered solid performance for Williams. Our Memphis business unit made attractive profits during the first quarter of this year while many other refiners in the lower 48 states reported losses. This clearly demonstrates the advantageous position we've developed there."

         Williams declined to name the interested parties.

         Williams plans to offer for sale its Alaska refinery, two associated petroleum products terminals, 29 convenience stores, its 3 percent stake of the Trans Alaska Pipeline System, and its Anchorage CargoPort ownership. In Memphis, Williams intends to offer for sale its refinery and the associated West Memphis, Ark., terminal, the pipeline connecting the refinery to the terminal and the Collierville, Tenn., crude terminal.

         With a crude oil processing capacity of 220,000 barrels a day, Williams' Alaska refinery designates about 60 percent of its production to jet fuel for airlines and the U.S. military. Strategically located near Fairbanks between domestic and international markets in Asia and the Far East, the remaining 40 percent of its production goes to produce gasoline, naphtha, jet fuel, heating fuel, diesel fuel, heavy atmospheric gasoil and asphalt. Williams distributes its product through a 20,000 barrel jet fuel terminal at Fairbanks International airport and a 700,000 barrel terminal at the port of Anchorage.

         The network of Williams' Express convenience stores located in Anchorage, Eagle River, Fairbanks, Kenai, Soldotna, Wasilla and Juneau sell gasoline and diesel produced at the refinery from crude oil transported on the Trans Alaska Pipeline.

         Williams' Memphis refinery, with a capacity of 190,000 barrels per day, produces gasoline, jet fuel, diesel, propane and propylene to serve the growing Mid-South market, which includes one of the world's largest air cargo hubs, one of the nation's busiest inland water ports, the confluence of two major interstate highways and major rail interchanges. The Memphis refinery processes a variety of crude oils that are delivered via the Capline pipeline from the Louisiana Gulf Coast. The



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Memphis assets include one of the nation's busiest truck racks in North America.
A petroleum products pipeline linking the Memphis refinery to the company's West Memphis, Ark., terminal was placed in service Sept. 2001.

         Williams has retained Lehman Brothers as an advisor to assist in the sale process, which it expects to begin immediately.

         Interested parties should contact Mark Wilson, Williams' vice president of corporate development, at (918) 573-9236.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.